EXHIBIT 99.1

Able Laboratories, Inc.

Compensation Plan for Non-Employee Directors

Able Laboratories, Inc., (“Able” or the “Company”) hereby adopts the following compensation plan for non-employee directors:

1. Annual Retainer: Non-employee directors shall receive an annual retainer of $25,000, payable quarterly in arrears.

2. Annual Option Grants: Non-employee directors shall receive annually, upon their re-election to the board of directors at the Company’s annual meeting of stockholders, beginning with the 2006 annual meeting, an option under the Company’s 2003 Stock Incentive Plan or any successor plan approved by the Company’s stockholders to purchase up to 20,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) at a price per share equal to the closing price of the Common Stock on the date of the grant.

3. Compensation for Attendance at Meetings. (a) Non-employee directors shall be compensated $2,000 for attending each in-person meeting of the board of directors or meeting of any committee (other than a committee meeting taking place on the same date as a full board meeting, for which no additional compensation is paid).

(b) Non-employee directors shall be compensated an additional $2,000 for attending each additional day of a multiple day meeting.

(c) Non-employee directors shall be compensated $1,000 for attending each meeting of the board of directors or of any committee attended by teleconference call.

4. Participation in Company Health Plan. Non-employee directors may, at their election and subject to eligibility, participate in Able’s group health insurance plan by paying the applicable premium, which amount may be deducted from fees owed to them by the Company.